Exhibit 99.1

Kaman Corporation
Bloomfield, CT 06002 (860) 243-7100	NEWS
KAMAN

KAMAN COMPLETES THE SALE OF ITS MUSIC SEGMENT

BLOOMFIELD, Conn. (January 2, 2008)– Kaman Corp. (NASDAQ-GM:KAMN)  disclosed today that on December 31, 2007, the company completed its previously announced sale of all of the capital stock of its wholly-owned subsidiary, Kaman Music Corporation, to Fender Musical Instruments Corporation (“FMIC”).  Pursuant to the terms of the stock purchase agreement, as amended, Kaman received approximately $120 million in cash, which includes the purchase price of $117 million and certain working capital and cash adjustments made at closing as set forth in the stock purchase agreement. The purchase price is subject to additional specified post closing purchase price adjustments. As a result of the transaction, Kaman Music became a wholly owned subsidiary of FMIC.

Kaman chairman, Paul Kuhn, stated, “Kaman Music has been a part of this company from the early 1960s when our founder, Charlie Kaman, invented the now famous Ovation Guitar.  Over the years, we have built Kaman Music into a position of prominence as the largest independent distributor of musical instruments and accessories to the many thousands of music retailers across the country.  It is very satisfying, therefore, to have found a strategic buyer of Fender’s stature to take what we have created forward into the future.  Kaman will use the proceeds of the sale to focus more specifically on its aerospace and industrial distribution businesses.”

Bill Mendello, Chairman and CEO of FMIC, stated, “We have a tremendous amount of respect for the legacy of Kaman Music and the brands that are a part of the KMC family. We strongly believe the combination of KMC and FMIC is a winning combination for dealers and musicians around the world.”

About Kaman Corporation:
Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace and industrial distribution markets.

About Fender Musical Instruments Corporation:
Fender Musical Instruments Corporation (FMIC) is the world’s leading guitar manufacturer, and its name has become synonymous with all things rock ‘n’ roll.  Iconic Fender® instruments such as the Telecaster®, Stratocaster®, Precision Bass® and Jazz Bass® guitars are known worldwide as the instruments that started the rock revolution, and they continue to be highly prized by today’s musicians and collectors.  FMIC brands include Fender®, Squier®, Guild®, Gretsch®, Jackson®, Charvel®, SWR®, EVH®, Tacoma®, Olympia® and Brand X®. For more information, visit www.fender.com.

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Contact: Russell H. Jones Kaman Corporation (860) 243-6307 Russell.Jones@kaman.com	Jason Padgitt Fender Musical Instruments Corp. (310) 946-9164 jpadgitt@fender.com